CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 92 to the Registration Statement on Form N-1A (File Nos. 002-89287 and 811-03967) of our report dated November 29, 2018 relating to the September 30, 2018 financial statements and financial highlights of First Investors Floating Rate Fund, First Investors Fund For Income, First Investors Government Cash Management Fund, First Investors International Opportunities Bond Fund, First Investors Investment Grade Fund, First Investors Limited Duration Bond Fund and First Investors Strategic Income Fund, each a series of First Investors Income Funds, which are included in said Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 25, 2019